Exhibit 99.1
For Immediate Release
Contacts: For investors:
Investor Relations: Stephen Giusto, (310) 843-4144
Gregg Kvochak, (310) 556-8550
For Media: Mike Distefano, (310) 843-4199
Korn/Ferry International Announces Second Quarter Fiscal 2009 Earnings
Highlights
•	Second quarter fiscal 2009 diluted earnings per share was $0.30 compared to $0.37 in Q2’08.

•	Second quarter fiscal 2009 fee revenue was $189.3 million, compared to $195.9 million in the same quarter last year.
Los Angeles, CA, December 10, 2008 - Korn/Ferry International (NYSE:KFY), a premier global provider of talent management solutions, announced second quarter fiscal 2009 diluted earnings per share of $0.30 compared to $0.37 in Q2’08.
“Given the difficult economic environment, we are relatively pleased with our results for the second quarter,” said Gary D. Burnison, CEO, Korn/Ferry. “However, recently the climate has grown increasingly challenging for our clients. Thanks to the breadth of our offerings we are well positioned to help them manage their human capital strategies through this downturn. Fortunately, we are navigating from a position of strength with $280 million of cash and marketable securities on our balance sheet, no debt, a globally recognized brand and a team of leading colleagues around the world. We plan to maneuver through this volatility seizing opportunity and taking market share.”

Financial Results
(dollars in millions, except per share amounts)

	Second Quarter		Year to date
	Q2’09	Q2’08	Q2’09	Q2’08
Fee Revenue	$189.3	$195.9	$395.0	$381.2
Revenue	$199.7	$206.8	$417.2	$403.1
Operating Income	$21.5	$25.4	$45.2	$50.5
Operating Margin	11.4%	13.0%	11.5%	13.2%
Net Income	$13.6	$17.1	$29.5	$34.2
Basic Earnings Per Share	$0.31	$0.38	$0.68	$0.76
Diluted Earnings Per Share	$0.30	$0.37	$0.66	$0.74
Fee revenue was $189.3 million in Q2’09 compared to $195.9 million in Q2’08, a decrease of 3.4%. Fee revenue declined due to a decrease in executive search revenues in all geographies offset by an increase in Futurestep revenues. The global economic and financial crisis resulted in a decline in the number of executive search engagements opened compared to a year ago and the average fee billed per executive search engagement decreased by 4.5% compared to the prior year. Changes in exchange rates impacted fee revenue in Q2’09 unfavorably by $1.3 million from Q2’08 and excluding this unfavorable impact revenues decreased 2.7% over the prior year’s second quarter.
Compensation and benefits were $129.7 million in Q2’09, a decrease of $0.7 million compared to $130.4 million in Q2’08. The decrease is primarily attributable to a reduction in profitability based compensation.
General and administrative expenses were $32.3 million in Q2’09, a decrease of $1.9 million, or 5.6% from $34.2 million in Q2’08. The decrease is primarily attributable to cost reduction efforts and realized gains on foreign exchange transactions.
Operating income was $21.5 million in Q2’09 compared to $25.4 million in Q2’08, a decrease of $3.9 million over Q2’08.

Balance Sheet and Liquidity
Cash, cash equivalents and marketable securities were $279.8 million at October 31, 2008 compared to $242.0 million at October 31, 2007. The increase was due primarily to an increase in cash provided by operating activities offset by company stock repurchases.
Interest expense was $1.1 million in Q2’09 and $1.2 million in the same period last year. Interest expense in both years related primarily to borrowings under Korn/Ferry’s COLI policies. At October 31, 2008, Korn/Ferry had no outstanding borrowings under its credit facility.
Results by Segment
Selected Executive Recruitment Data
(dollars in millions)

	Second Quarter		Year to date
	Q2’09	Q2’08	Q2’09	Q2’08
Fee Revenue	$160.2	$169.1	$334.8	$328.8
Revenue	$167.8	$176.5	$350.7	$343.1
Operating Income	$26.6	$33.0	$58.3	$65.6
Operating Margin	16.6%	19.5%	17.4%	20.0%
Average number of consultants	536	519	529	507
Engagements (a)	1,669	1,879	3,589	3,653

(a)	Represents new engagements opened in the respective period.
Fee revenue was $160.2 million in Q2’09, a decrease of $8.9 million from $169.1 million in Q2’08. Fee revenue decreased in all regions due to a decrease in the overall number of engagements billed offset by an overall increase in the average fee per engagement. Changes in exchange rates from Q2’08 impacted fee revenue in Q2’09 unfavorably by $0.9 million.
Operating income was $26.6 million in Q2’09 compared to $33.0 million in Q2’08 resulting in a decrease of $6.4 million from the prior year.
The total number of consultants at October 31, 2008 was 535, an increase of 12 from October 31, 2007.

Selected Futurestep Data
(dollars in millions)

	Second Quarter		Year to date
	Q2’09	Q2’08	Q2’09	Q2’08
Fee Revenue	$29.1	$26.8	$60.3	$52.4
Revenue	$31.9	$30.4	$66.5	$60.0
Operating Income	$1.2	$1.5	$4.1	$3.6
Operating Margin	4.2%	5.7%	6.8%	6.9%
Fee revenue was $29.1 million in Q2’09, an increase of $2.3 million, or 8.9%, from $26.8 million in Q2’08. Improvements in fee revenue were driven by an increase in the number of engagements billed, offset by a slight decrease in the average fee per engagement. Changes in exchange rates from Q2’08 impacted fee revenue in Q2’09 unfavorably by $0.4 million.
Operating income was $1.2 million in Q2’09 compared to $1.5 million in Q2’08.
Outlook
Assuming constant foreign exchange rates, Korn/Ferry estimates that third quarter fiscal 2009 fee revenue is likely to be in the range of $140 million to $160 million and diluted earnings per share is likely to be in the range of $0.08 to $0.18, prior to approximately $11 million to $15 million in expenses related to rationalizing the cost structure to the current economic environment. However, due to the current extraordinary economic conditions, the ability to predict new business is more difficult than normal. If new business deteriorates, the Company’s results may be below the guidance provided above.
Earnings Conference Call Webcast
The earnings conference call will be held today at 9:00 AM (EST) and hosted by Gary Burnison, Chief Executive Officer, and Stephen Giusto, Chief Financial Officer. The conference call will be webcast and available online at www.kornferry.com, accessible through the Investor Relations section.
— Korn/Ferry International (NYSE:KFY), with more than 90 offices in 39 countries, is a premier global provider of talent management solutions. Based in Los Angeles, the firm delivers an array of solutions that help clients to identify, deploy, develop, retain and reward their talent. For more information on the Korn/Ferry International family of companies, visit www.kornferry.com.

Statements in this press release and our conference call that relate to future results and events (“forward-looking statements”) are based on Korn/Ferry’s current expectations. Readers are cautioned not to place undue reliance on such statements. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties that are beyond the control of Korn/Ferry. The potential risks and uncertainties relate to competition, the dependence on attracting and retaining qualified and experienced consultants, the portability of client relationships, local political or economic developments in or affecting countries where we have operations, including fluctuations in exchange rates, risks related to the growth and results of Futurestep, global economic developments, restrictions imposed by off-limits agreements, reliance on information systems and employment liability risk. For a detailed description of risks and uncertainties that could cause differences, please refer to Korn/Ferry’s periodic filings with the Securities and Exchange Commission. Korn/Ferry disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
[Tables attached]

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	October 31,		October 31,
	2008	2007	2008	2007
	(unaudited)	(unaudited)
Fee revenue	$189,300	$195,857	$395,033	$381,210
Reimbursed out-of-pocket engagement expenses	10,437	10,967	22,176	21,891

Total revenue	199,737	206,824	417,209	403,101

Compensation and benefits	129,748	130,404	271,871	253,390
General and administrative expense	32,323	34,212	66,353	65,913
Out-of-pocket engagement expenses	13,297	14,287	28,030	28,414
Depreciation and amortization	2,881	2,539	5,713	4,889

Total operating expense	178,249	181,442	371,967	352,606

Operating income	21,488	25,382	45,242	50,495

Interest and other income, net	(1,184)	799	(804)	2,297

Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	20,304	26,181	44,438	52,792
Provision for income taxes	7,583	9,966	16,876	20,400
Equity in earnings of unconsolidated subsidiaries, net	839	894	1,902	1,817

Net income	$13,560	$17,109	$29,464	$34,209

Basic earnings per common share	$0.31	$0.38	$0.68	$0.76

Basic weighted average common shares outstanding	43,776	44,529	43,604	44,785

Diluted earnings per common share	$0.30	$0.37	$0.66	$0.74

Diluted weighted average common shares outstanding	44,676	45,841	44,590	46,573

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	As of	As of
	October 31, 2008	April 30, 2008
	(unaudited)
ASSETS
Cash and cash equivalents	$199,228	$305,296
Marketable securities	2,377	5,940
Receivables due from clients, net of allowance for doubtful accounts of $11,937 and $11,504, respectively	125,453	119,952
Income taxes and other receivables	5,753	7,071
Deferred income taxes	9,714	10,401
Prepaid expenses	24,316	20,057

Total current assets	366,841	468,717

Marketable securities, non-current	78,237	78,026
Property and equipment, net	31,504	32,462
Cash surrender value of company owned life insurance policies, net of loans	77,753	81,377
Deferred income taxes	42,258	47,128
Goodwill	124,228	142,699
Intangible assets, net	15,243	15,519
Other assets	15,643	14,286

Total assets	$751,707	$880,214

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$10,550	$15,309
Income taxes payable	9,270	20,948
Compensation and benefits payable	112,872	199,081
Other accrued liabilities	32,565	37,120

Total current liabilities	165,257	272,458

Deferred compensation and other retirement plans	101,490	105,719
Other liabilities	4,963	5,903

Total liabilities	271,710	384,080

Shareholders’ equity
Common stock: $0.01 par value, 150,000 shares authorized, 56,077 and 54,786 shares issued and 44,734 and 44,593 shares outstanding, respectively	361,938	358,568
Retained earnings	124,478	95,014
Accumulated other comprehensive income	(5,877)	43,097

Shareholders’ equity	480,539	496,679
Less: Notes receivable from shareholders	(542)	(545)

Total shareholders’ equity	479,997	496,134

Total liabilities and shareholders’ equity	$751,707	$880,214

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES
FINANCIAL SUMMARY BY SEGMENT
(in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	October 31,		October 31,
	2008	2007	2008	2007
Fee Revenue:
Executive recruitment:
North America	$91,697	$94,862	$185,671	$182,176
EMEA	40,486	42,058	92,076	86,780
Asia Pacific	21,187	24,656	42,590	47,317
South America	6,828	7,497	14,413	12,567

Total executive recruitment	160,198	169,073	334,750	328,840
Futurestep	29,102	26,784	60,283	52,370

Total fee revenue	189,300	195,857	395,033	381,210
Reimbursed out-of-pocket engagement expenses	10,437	10,967	22,176	21,891

Total revenue	$199,737	$206,824	$417,209	$403,101

		Margin		Margin		Margin		Margin
Operating Income (Loss):
Executive recruitment:
North America	$16,197	17.7%	$21,388	22.5%	$34,834	18.8%	$41,179	22.6%
EMEA	5,910	14.6%	6,064	14.4%	14,396	15.6%	13,755	15.9%
Asia Pacific	3,267	15.4%	4,614	18.7%	6,743	15.8%	9,151	19.3%
South America	1,214	17.8%	884	11.8%	2,294	15.9%	1,545	12.3%

Total executive recruitment	26,588	16.6%	32,950	19.5%	58,267	17.4%	65,630	20.0%
Futurestep	1,221	4.2%	1,532	5.7%	4,076	6.8%	3,616	6.9%
Corporate	(6,321)		(9,100)		(17,101)		(18,751)

Total operating income	$21,488	11.4%	$25,382	13.0%	$45,242	11.5%	$50,495	13.2%